EX-99.B(g)





                                   Schedule A
                       Portfolios of The PBHG Funds, Inc.


     This Custodian Agreement is by and between First Union National Bank and the Fund, on behalf of the following Portfolios:


         PBHG Growth Fund
         PBHG Emerging Growth Fund
         PBHG Large Cap Growth Fund
         PBHG Select Equity Fund
         PBHG Limited Fund
         PBHG Core Growth Fund
         PBHG Large Cap 20 Fund
         PBHG Large Cap Value Fund
         PBHG Mid-Cap Value Fund
         PBHG Small Cap Value Fund
         PBHG Technology & Communications Fund
         PBHG Strategic Small Company Fund
         PBHG International Fund
         PBHG Cash Reserves Fund
         PBHG Focused Value Fund
         PBHG New Opportunities Fund
         PBHG Global Technology & Communications Fund
         PBHG Wireless & Telecom Fund




Dated:  December 14, 2000